EXHIBIT 99.1

LIPID SCIENCES, INC.

(A Development Stage Company)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Report of Independent Registered Public Accounting Firm—Deloitte & Touche LLP	F-1
Consolidated Balance Sheets at December 31, 2004 and 2003	F-2
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002 and cumulative period from Inception (May 21, 1999) to December 31, 2004	F-3
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2004, 2003, 2002, 2001 and 2000	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 and cumulative period from Inception (May 21, 1999) to December 31, 2004	F-5
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Lipid Sciences, Inc.
Pleasanton, California

We have audited the accompanying consolidated balance sheets of Lipid Sciences, Inc. and subsidiaries (the “Company,” a development stage company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, and for the period from Inception (May 21, 1999) to December 31, 2004.  Our audits also included the financial statement schedule listed at Item 15(a)2.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Lipid Sciences, Inc. and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, and for the period from Inception (May 21, 1999) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements as a whole, presents fairly, in all material respects, the information set forth herein.

San Francisco, California

October 27, 2005

Lipid Sciences, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

December 31,	2004	2003
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,640	$4,905
Short-term investments	12,414	8,955
Prepaid expenses	313	428
Restricted cash	105	—
Other current assets	11	131
Assets held for sale	1,167	—
Current assets of discontinued operations	—	6,795
Total current assets	18,650	21,214
Property and equipment	436	667
Notes receivable	—	5,513
Restricted cash	—	318
Total assets	$19,086	$27,712
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$863	$1,340
Related party payables	—	288
Accrued related party royalties	750	250
Accrued compensation	542	554
Income taxes payable	—	18
Other current liabilities	20	—
Current liabilities of discontinued operations	—	269
Total current liabilities	2,175	2,719
Deferred rent	—	34
Total liabilities	2,175	2,753
Commitments and contingencies (Notes 5, 6, 7 and 8)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,912,263 and 24,259,450 shares issued and outstanding at December 31, 2004 and 2003, respectively	25	24
Additional paid-in capital	69,953	67,426
Deficit accumulated in the development stage	(53,067)	(42,491)
Total stockholders’ equity	16,911	24,959
Total liabilities and stockholders’ equity	$19,086	$27,712

See accompanying Notes to Consolidated Financial Statements

Lipid Sciences, Inc.

(A Development Stage Company)

Consolidated Statements of Operations

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Period from Inception (May 21, 1999) to December 31, 2004
	(In thousands, except per share amounts)
Grant revenue	$32	$—	$—	$32
Operating expenses:
Research and development	8,603	7,371	15,094	45,078
Selling, general and administrative	3,437	3,896	6,630	19,556
Total operating expenses	12,040	11,267	21,724	64,634
Operating loss	(12,008)	(11,267)	(21,724)	(64,602)
Interest and other income	364	1,014	929	3,128
Loss from continuing operations	(11,644)	(10,253)	(20,795)	(61,474)
Income tax benefit/(expense)	2	(67)	5,886	8,004
Net loss from continuing operations	(11,642)	(10,320)	(14,909)	(53,470)
Discontinued operations:
Income/(loss) from discontinued operations	1,066	(707)	284	582
Income tax expense	—	—	(169)	(179)
Income/(loss) from discontinued operations—net	1,066	(707)	115	403
Net loss	$(10,576)	$(11,027)	$(14,794)	$(53,067)
Loss per share—basic and diluted:
Net loss per share continuing operations	$(0.47)	$(0.48)	$(0.70)
Income/(loss) per share discontinued operations	$0.04	$(0.04)	$0.00
Net loss per share	$(0.43)	$(0.52)	$(0.70)
Weighted average number of common shares outstanding—basic and diluted	24,649	21,411	21,152

See accompanying Notes to Consolidated Financial Statements

Lipid Sciences Inc.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amounts
	(In thousands, except per share amounts)
Issuance of common stock for cash	3,000,000	$30	$220	$—	$250
Issuance of common stock for technology rights	3,000,000	30	220	—	250
Issuance of common stock for cash	3,180,949	32	10,991	—	11,023
Issuance of common stock for royalties	42,858	1	149	—	150
Issuance of common stock for services	32,000	—	160	—	160
Compensation associated with issuance of options to purchase common stock to consultants and advisors for services	—	—	567	—	567
Issuance of warrants to purchase common stock to consultants for services	—	—	216	—	216
Net loss	—	—	—	(2,993)	(2,993)
Balances at December 31, 2000	9,255,807	93	12,523	(2,993)	9,623
Issuance of common stock for services	21,700	—	108	—	108
Issuance of common stock for cash	943,394	9	6,186	—	6,195
Compensation associated with issuance of options to purchase common stock to consultants and advisors for services	—	—	2,936	—	2,936
Issuance of warrants to purchase common stock in exchange for development services	—	—	848	—	848
Acquisition of common stock related to merger, net of $3,665 issuance costs, including repurchase of 1,505,402 shares of common stock in November 2001	5,311,534	45,244	—	—	45,244
Issuance of 1.55902 shares of common stock to Pre-Merger Lipid stockholders for every 1.0 shares of Pre-Merger Lipid common stock owned in connection with merger in November 2001	5,713,787	—	—	—	—
Merger adjustments to reclassify equity accounts to conform with capital structure of no par value	—	22,601	(22,601)	—	—
Net loss	—	—	—	(13,677)	(13,677)
Balances at December 31, 2001	21,246,222	67,947	—	(16,670)	51,277
Repurchase 104,767 shares at $7.00 for dissenters rights	(104,767)	(470)	—	—	(470)
Additional issuance costs of merger	—	(248)	—	—	(248)
Compensation associated with issuance of options to purchase common stock to consultants and advisors for services	—	—	(159)	—	(159)
Adjustments to reclassify equity accounts to conform with Delaware capital structure, $0.001 par value	—	(67,208)	67,208	—	—
Net loss	—	—	—	(14,794)	(14,794)
Balances at December 31, 2002	21,141,455	21	67,049	(31,464)	35,606
Compensation associated with issuance of options to purchase common stock to consultants and advisors for services	—	—	353	—	353
Issuance of 27,500 shares of common stock for cash upon exercise of employee stock options at $0.89-$1.00 per share	27,500	—	27	—	27
Issuance of 1.0 shares of common stock to NZ rights holders for every 1.0 shares of NZ common stock owned in connection with November 2001 merger	3,090,495	3	(3)	—	—
Net loss	—	—	—	(11,027)	(11,027)
Balances at December 31, 2003	24,259,450	24	67,426	(42,491)	24,959
Compensation associated with issuance of options to purchase common stock to consultants and advisors for services	—	—	1,613	—	1,613
Issuance of 195,902 shares of common stock for cash upon exercise of non-employee warrants at $3.21 per share	195,902	—	629	—	629
Issuance of 100,503 shares of common stock for cash upon exercise of employee stock options at $0.89-$4.46 per share	100,503	—	286	—	286
Issuance of 1.0 shares of common stock to NZ rights holders for every 1.0 shares of NZ common stock owned in connection with November 2001 merger	356,408	1	(1)	—	—
Net loss	—	—	—	(10,576)	(10,576)
Balances at December 31, 2004	24,912,263	$25	$69,953	$(53,067)	$16,911

See accompanying Notes to Consolidated Financial Statements

Lipid Sciences Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Period from inception (May 21, 1999) to December 31, 2004
	(In thousands)
Cash flows used in operating activities:
Net loss from continuing operations	$(11,642)	$(10,320)	$(14,909)	$(53,470)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	321	335	247	960
Loss on disposal of assets	—	203	—	203
Accretion of discount on investments	(156)	(46)	—	(282)
Stock compensation expense for options issued to consultants and advisors	1,613	353	(159)	5,977
Issuance of warrants to consultants	—	—	—	1,044
Deferred income taxes	—	—	2,041	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	235	116	(462)	(324)
Assets held for sale
Notes receivable	5,513	1,056	—	6,569
Restricted cash	213	(2)	211	(105)
Income taxes	(18)	(21)	555	—
Accounts payable and other current liabilities	(745)	(1,423)	(730)	(1,167)
Accrued related party royalties	500	—	—	750
Accrued compensation	(12)	184	135	542
Deferred rent	(34)	(2)	11	—
Net cash used in operating activities	(4,212)	(9,567)	(13,060)	(39,303)
Cash flows used in investing activities:
Capital expenditures	(90)	(44)	(636)	(1,613)
Proceeds from disposal of assets	—	14	—	14
Purchases of investments	(15,303)	(15,409)	(2,000)	(68,418)
Maturities and sales of investments	12,000	8,500	—	56,286
Net cash used in investing activities	(3,393)	(6,939)	(2,636)	(13,731)
Cash flows provided by/(used in) financing activities:
Acquisition of NZ Corporation—cash acquired	—	—	—	20,666
Payment of acquisition costs	—	—	(248)	(1,863)
Payment to repurchase stock	—	—	(470)	(12,513)
Proceeds from sale of common stock, net of issuance costs	915	27	—	18,390
Proceeds from issuance of warrants	—	—	—	40
Net cash provided by/(used in) financing activities	915	27	(718)	24,720
Net decrease in cash and cash equivalents from continuing operations	(6,690)	(16,479)	(16,414)	(28,314)
Net cash provided by discontinued operations	6,425	2,832	22,155	32,954
Cash and cash equivalents at beginning of period	4,905	18,552	12,811	—
Cash and cash equivalents at end of period	$4,640	$4,905	$18,552	$4,640

Lipid Sciences Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows (Continued)

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002	Period from inception (May 21, 1999) to December 31, 2004
	(In thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest (net of amount capitalized)	$—	$—	$739	$839
Income tax paid/(recovered)	$—	69	(496)	(1,473)
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING TRANSACTIONS
Acquisition of NZ Corporation:
Current assets (other than cash)	$—	$—	$—	$1,040
Property and equipment	—	—	—	30,193
Commercial real estate loans	—	—	—	16,335
Notes and receivables	—	—	—	15,166
Investments in joint ventures	—	—	—	2,343
Current liabilities assumed	—	—	—	(1,947)
Long-term debt assumed	—	—	—	(14,908)
Deferred taxes associated with the acquisition	—	—	—	(7,936)
Fair value of assets acquired (other than cash)	$—	$—	$—	$40,286
SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING TRANSACTIONS
Accrued acquisition costs	$—	$—	$—	$2,050

See accompanying Notes to Consolidated Financial Statements

Lipid Sciences, Inc.

Notes to Consolidated Financial Statements

NOTE 1: DESCRIPTION OF BUSINESS

                Lipid was organized in 1908 as an Arizona corporation under the name New Mexico and Arizona Land Company (“NZ”). We changed our name to NZ Corporation in June 2000 and to Lipid Sciences, Inc., in November 2001. In June 2002, we changed the state of our incorporation from Arizona to Delaware.

                The Company is engaged in the research and development of products and processes intended to treat major medical indications such as cardiovascular disease and viral infections in which lipids, or fat components, play a key role. Our primary activities since incorporation have been conducting research and development (including pre-clinical studies); performing business, strategic and financial planning; and raising capital. Accordingly, the Company is considered to be in the development stage.

                Historically, NZ engaged in various real estate and commercial real estate lending activities. On March 22, 2002, the Company formalized a plan to discontinue the operations of our real estate and real estate lending business, including commercial real estate loans, to fund the ongoing operations of Lipid Sciences’ biotechnology business. As a result, we have reclassified the results of operations and the assets and liabilities of the discontinued operations for all periods presented.

                In the course of its research and development activities, the Company has sustained continued operating losses and expects those losses to continue for the foreseeable future as we continue to invest in research and development and begin to allocate significant and increasing resources to clinical testing and other activities related to seeking approval to market our products. As of December 31, 2004, we had cash and cash equivalents and short-term investments equal to approximately $17.1 million. We anticipate that these assets will provide sufficient working capital for our operations, which include our current development projects, through at least the early part of 2006. We expect additional capital will be required in the future. We intend to seek capital needed to fund our operations through new collaborations, such as licensing or other arrangements, through pursuit of research and development grants or through public or private equity or debt financings.

NOTE 2: ACQUISITION

                On November 29, 2001, we completed our merger with Pre-Merger Lipid. As a result of the merger, the Company was renamed Lipid Sciences, Inc. Pre-Merger Lipid ceased to exist as a separate corporation, and the stockholders of Pre-Merger Lipid became stockholders of the Company. In connection with the merger, Pre-Merger Lipid stockholders received 1.55902 shares of the Company’s common stock for each share of Pre-Merger Lipid common stock they held at the time the merger was completed. After the transaction, the Pre-Merger Lipid stockholders owned approximately 75% of the then outstanding common stock of the Company and the NZ stockholders owned the remaining shares of the Company’s common stock.

                The merger was accounted for under the purchase method of accounting and was treated as a reverse acquisition because the stockholders of Pre-Merger Lipid owned the majority of the Company’s common stock after the merger. Pre-Merger Lipid was considered the acquiror for accounting and financial reporting purposes. The results of operations from NZ have been included only from November 29, 2001, the date of acquisition. The historical financial statements prior to November 29, 2001 are those of Pre-Merger Lipid. The share amounts included in the Statement of Stockholders’ Equity for all periods prior to the date of the merger and certain common stock, share, and per share amounts as of December 31, 2000, specifically referenced in Note 9 of the Consolidated Financial Statements have not been adjusted to reflect the effects of the exchange ratio. All other share numbers, purchase prices per share, and exercise prices relating to Pre-Merger Lipid securities are shown on a post-merger basis after adjusting such numbers and prices to reflect the exchange ratio in the merger.

                Pre-Merger Lipid acquired NZ for the aggregate purchase price of $60,952,000. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the acquisition:

(In thousands)
Current assets	$21,706
Property and equipment	30,193
Commercial real estate loans	16,335
Notes and notes receivables	15,166
Investments in joint ventures	2,343
Total assets acquired	85,743
Current liabilities	1,947
Long-term debt	14,908
Long-term deferred taxes	7,936
Total liabilities assumed	24,791
Net assets acquired	$60,952

                In connection with the merger, the Company was obligated to issue additional shares of common stock to those individuals and entities who were stockholders of NZ on the day prior to the completion of the merger and who perfected certain stock purchase rights received in connection with the merger. Each perfected right entitled the holder to receive one additional share of the Company’s common stock. NZ stockholders had until April 30, 2002 to become the registered owner of the Company’s common stock and were required to continue to hold their shares in direct registered form through November 29, 2003 to perfect each right and receive an additional share of the Company’s common stock. Transfer of shares of the Company’s common stock before November 29, 2003 would disqualify the right attached to the transferred shares. We issued approximately 356,000 and 3,090,000 shares of the Company’s common stock in 2004 and 2003, respectively, to those individuals and entities who were stockholders of NZ Corporation on the day prior to the completion of the merger and who perfected their rights to receive additional shares of the Company’s common stock.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

                The accompanying Consolidated Financial Statements include the accounts of Lipid, and its wholly-owned subsidiaries. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Short-Term Investments

                The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may be invested in money market funds. Cash equivalents are carried at cost, which approximates fair value at December 31, 2004 and 2003. All of the Company’s investments are classified as short-term, are held-to-maturity, and are accounted for at their amortized cost per FASB Statement No. 115. Short-term investments consist of investments in U.S. Government securities with a cost, approximating fair value, of $12,414,000 and $8,955,000 at December 31, 2004 and 2003, respectively.

                As of December 31, 2004, the amortized cost of our investment portfolio, which equaled approximately $12,414,000, exceeded the market value of the investments contained in the portfolio by approximately $18,000. We have both the ability and intent to hold the securities contained in the investment portfolio until their respective maturity dates. Additionally, all securities contained in the investment portfolio have maturity dates of less than one year. Therefore, we have concluded that this unrealized loss is not considered “other than temporary”, as defined by Emerging Issues Task Force (EITF) Issue 03-1 “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”, and we have not recorded any impairment charges related to this unrealized loss.

                Management periodically reviews the investment portfolio and considers many factors including, but not limited to, the magnitude of any unrealized losses, the duration of the portfolio, and the potential for further unrealized losses, when assessing whether an impairment charge needs to be recorded.

Property and Equipment

                Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Research and Development

                Costs to develop the Company’s products are expensed as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, “Accounting for Research and Development Costs.” These costs include research related overhead expenses, including salaries and other personnel related expenses, contractor fees, facility costs, supplies and depreciation of equipment.

Stock Compensation

                The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25.” The Company accounts for stock-based awards to non-employees in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

                Because the Company follows APB 25 and grants stock option awards to employees at market value, there is no compensation expense recorded. Had compensation expense for the Company’s employee stock option awards been determined based on the Black-Scholes fair value at the grant dates for awards under those plans consistent with the fair value method of SFAS No. 123, the

Company would have recorded additional compensation expense and its net loss and loss per share (EPS) would have been reduced to the pro forma amounts presented in the following table:

Year ended December 31,	2004	2003	2002
Reported net loss	$(10,576)	$(11,027)	$(14,794)
Compensation expense for stock options	(1,293)	(1,243)	(2,601)
Pro forma net loss	$(11,869)	$(12,270)	$(17,395)
Net loss per share—basic and diluted:
As reported	$(0.43)	$(0.52)	$(0.70)
Pro forma	$(0.48)	$(0.57)	$(0.82)

Income Taxes

                The Company follows SFAS No.109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities resulting from a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by a valuation allowance if the corresponding future tax benefits are not expected to be realized.

Use of Estimates

                The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Share

                The Company computes its net loss per share under the provisions of SFAS No. 128, “Earnings Per Share.” Basic net loss per share is calculated using the weighted average number of common shares outstanding.

                Diluted net loss per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Stock options and warrants to purchase common stock have been excluded from diluted loss per share, as their effect would be antidilutive. These outstanding securities consist of the following:

At December 31,	2004	2003	2002
Stock options	6,154,720	6,114,586	5,738,963
Warrants to purchase common stock	895,412	1,091,314	1,091,314
Contingently issuable shares pursuant to stock rights	—	277,427	3,060,340
	7,050,132	7,483,327	9,890,617

Other Comprehensive Income

                Other comprehensive income represents changes in equity from non-owner sources. The Company’s only source of other comprehensive income is net income.

Reclassifications

                Certain prior period amounts have been reclassified to conform to the current period’s presentation (see Note 10 of the Consolidated Financial Statements). Such reclassifications had no material effect on the Company’s previously reported consolidated financial position, results of operations or cash flows.

New Accounting Standards

                In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an Amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have an impact on Lipid’s financial position, results of operations or cash flows.

                In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. This statement is effective beginning with our third quarter of fiscal 2005. We are currently evaluating the requirements of SFAS No 123(R) and expect that the adoption of SFAS No. 123(R) may have a material impact on our consolidated results of operations and earnings per share.

NOTE 4: PROPERTY AND EQUIPMENT

                Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives, generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

                Property and equipment consist of the following:

In thousands at December 31,	2004	2003
Equipment	$1,100	$1,031
Leasehold improvements	255	249
	1,355	1,280
Less accumulated depreciation and amortization	(919)	(613)
Total property and equipment, net	$436	$667

                Depreciation expense for the years ended December 31, 2004, 2003, and 2002, was approximately $321,000, $335,000, and $265,000, respectively.

NOTE 5: COMMITMENTS AND CONTINGENCIES

                The Company has a non-cancelable lease agreement for office space in Pleasanton, California. The lease will expire in September 2005. Rent expense for 2004, 2003, and 2002 was approximately $341,000, $344,000, and $303,000, respectively. Future minimum lease payments under this lease of $261,000 are due in 2005.

                The Company was required to obtain an irrevocable standby letter of credit for the Pleasanton, California lease in the amount of $525,000 as security for payments due under the lease. Per the lease agreement, this letter of credit was reduced to $105,000, plus interest during 2004. The letter of credit is fully collateralized by cash held in a restricted money market account. The balance in this restricted money market account was $105,000 and $318,000 at December 31, 2004 and 2003, respectively.

                We are from time to time a party to legal proceedings. All of the legal proceedings we are currently involved in are ordinary and routine. The outcomes of the legal proceedings are uncertain until they are completed. We believe that the results of the current proceedings will not have a material adverse effect on our business or financial condition or results of operations.

NOTE 6: RELATED PARTY TRANSACTIONS

                In December 1999, we entered into an Intellectual Property License Agreement to obtain the exclusive worldwide rights to certain patents, trademarks, and technology with Aruba International Pty. Ltd., an Australian company controlled by Bill E. Cham, Ph.D., a founding stockholder of Pre-Merger Lipid and one of our former Directors. As consideration for the license, we issued Aruba 4,677,060 shares of our common stock valued at $250,000. Under this agreement, we are obligated to pay Aruba a continuing royalty on revenue in future years, subject to a minimum annual royalty amount of $500,000, 10% of any External Research Funding initiated by Dr. Cham and received by us to further this technology, as defined in the agreement, and $250,000 upon commencement of our initial human clinical trial utilizing the technology under the patents. Our initial human clinical trial commenced during the three month period ended June 30, 2002. For the years ended December 31, 2004, 2003 and 2002, we have expensed approximately $500,000, $500,000 and $750,000, respectively, related to this agreement. Amounts for 2004, 2003 and 2002 were charged to research and development expense. Accrued related party royalties under this agreement were $750,000 and $250,000 at December 31, 2004 and 2003, respectively. In November 2004, all rights, title, interest and obligations covered under the Intellectual Property License Agreement were assigned to Aruba International B.V., a Netherlands company controlled by Dr. Cham.

                Additionally, in the normal course of business, we have consulted with Dr. Cham, and companies with which he is affiliated, regarding various matters relating to research and development. In November 2001, we entered into a Service Agreement with Karuba International Pty. Ltd., a company controlled by Dr. Cham, in order to consolidate such consulting services. We were required to pay approximately $191,000 a year for Karuba’s consulting services, as well as out-of-pocket expenses incurred in the performance of such services. Under the terms of the agreement, the annual obligation to Karuba increased to approximately $198,000 per year in May 2002. This agreement, the initial term of which expired on November 27, 2002, automatically renewed every year, however, either party could terminate the agreement, without cause, upon thirty days written notice. Haven given 30 days written termination notice to Karuba on July 30, 2003, the agreement was terminated effective August 31, 2003. As a result of such termination, we were required to pay Karuba a termination amount equal to one third of the annual fee, payable in equal monthly installments through December 2003. For the years ended December 31, 2004, 2003 and 2002, approximately $0, $275,000 and $279,000, respectively, was expensed to research and development under this agreement.

                In June 2001, Pre-Merger Lipid engaged MDB Capital Group, LLC as its financial advisor in the merger between NZ and Pre-Merger Lipid. The engagement letter committed the Company to pay MDB Capital Group an advisory fee. In December 2001, we paid MDB Capital Group approximately $446,000, which represented a portion of the advisory fee based on 5% of the cash and cash equivalents of the Company immediately after the merger, as compared to Pre-Merger Lipid’s cash and cash equivalents immediately prior to the merger. The remainder of the advisory fee was based on 5% of the gross sales of the Company’s pre-merger assets during the two-year period after the closing of the merger, the Company’s assets on the two-year anniversary of the merger and the net operating income of the Company derived from the Company’s pre-merger assets during the two-year period after the closing of the merger. The estimated total advisory fee of approximately $2,446,000 was included in the purchase price of NZ on the date of the acquisition. Approximately $430,000 and $1,400,000 of the advisory fee was paid during the twelve months ended December 31, 2003 and 2002, respectively. On the two-year anniversary of the merger, the Company determined the remainder of the advisory fee to be $288,000, which was paid to MDB Capital Group, LLC in January 2004.

                On September 18, 2003 we entered into a service agreement with H. Bryan Brewer, Jr., M.D., a Director of the Company. Pursuant to such agreement, Dr. Brewer was obligated to provide to the Company certain consulting services for the period commencing on the effective date of the agreement until September 17, 2004. In consideration for Dr. Brewer’s services, we were required to pay Dr. Brewer $125,000 annually, payable monthly together with a non-qualified stock option award of 150,000 shares of our common stock to vest equally over a forty-eight month period. For the years ended December 31, 2004 and 2003, approximately $89,000 and $36,000, respectively, was charged to operations for fees related to the service agreement. For the years ended December 31, 2004 and 2003, approximately $395,000 and $110,000, respectively, was recorded as non-cash compensation charges related to the stock option awarded to Dr. Brewer under the service agreement.

                In December 2003, the Company issued to Mr. William A. Pope, a Director of the Company, directly or indirectly as custodian for his children, and to Sun NZ and Sterling Pacific Assets, Inc., two entities controlled by Mr. Pope, an aggregate of 1,511,724 shares of our common stock pursuant to rights granted to them and all other NZ shareholders in connection with the merger of NZ and Pre-Merger Lipid. The Company issued shares of common stock to those individuals and entities who were stockholders of NZ on the day prior to the completion of the merger and who perfected their rights pursuant to the merger agreement and joint proxy statement/prospectus for such merger (see Note 2 of the Consolidated Financial Statements).

NOTE 7: RETIREMENT PLANS

                At the time of the merger, NZ Corporation had a qualified 401(k) savings plan in place for its employees. Nine employees were eligible to participate. The Company matched up to 3% of the employee’s salary contributed. Total expense for the Company under this plan was approximately $4,000 for 2001. In January 2002, Lipid replaced the plan with a new qualified 401(k) savings plan. Substantially all employees are eligible to participate. Lipid’s 401(k) plan provides for a contribution by the Company each year, for non-highly compensated employees. The Company matches 100% of the first 3% of the employee’s salary and 50% of every $1.00 of the employee’s salary deferred, up to 5%. Total expense for Lipid under this plan was approximately $8,000 and $14,000 for 2004 and 2003, respectively.

NOTE 8: RESTRUCTURING

                In December 31, 2001, we recorded restructuring charges of approximately $885,000, which were charged to general and administrative expense. Our restructuring initiatives involved strategic decisions to exit the real estate market through the orderly disposition of substantially all of NZ’s assets. As part of this restructuring, we terminated nine employees. The restructuring was completed in April 2003, with all accrued amounts paid within twelve months of the restructuring completion. All amounts accrued for real estate restructuring purposes have been paid.

                On January 28, 2003, we announced a new strategic direction for the Company and the application and development of our novel technology of plasma delipidation. In connection with this new strategic direction, we discontinued our Phase 1 human clinical trial in Australia, which was paused in the three months ended September 30, 2002, and ceased all operations in Australia. In the twelve month period ended December 31, 2003, we recorded restructuring charges of approximately $1,104,000 related to this restructuring. As part of this restructuring, we terminated eleven employees. The restructuring related to our new strategic direction was completed in the three months ended March 31, 2003, with all accrued amounts paid by March 31, 2004.

                In connection with these restructuring initiatives, we have recorded the following:

	Real Estate Restructuring		Strategic Restructuring
	Severance & Related Benefits	Lease Termination	Severance & Related Benefits	Cessation Australian Operations	Facility Related	Total
Accrual as of December 2001	$705,000	$180,000	$—	$—	$—	$885,000
Amount paid during the twelve months ended December 31, 2002	(86,000)	—	—	—	—	(86,000)
Accrued balance as of December 31, 2002	619,000	180,000	—	—	—	799,000
Accrued during the twelve months ended December 31, 2003	—	—	734,000	212,000	158,000	1,104,000
Amount paid during the twelve months ended December 31, 2003	(502,000)	(160,000)	(681,000)	(212,000)	(158,000)	(1,713,000)
Accrued balance as of December 31, 2003	117,000	20,000	53,000	—	—	190,000
Amount paid during the twelve months ended December 31, 2004	(117,000)	(20,000)	(53,000)	—	—	(190,000)
Accrued balance as of December 31, 2004	$—	$—	$—	$—	$—	$—

NOTE 9: STOCKHOLDERS’ EQUITY

Preferred Stock

                In connection with the merger with Pre-Merger Lipid, the number of shares of preferred stock authorized in the Company’s Articles of Incorporation increased to 10,000,000, with no par value, from 1,000,000 with a par value of $0.01 per share. On June 26, 2002, the Company changed its state of incorporation from Arizona to Delaware. The reincorporation was accomplished through a statutory merger of Lipid Sciences, Inc., an Arizona corporation (“Lipid Arizona”), into a newly formed Delaware corporation of the same name (“Lipid Delaware”). In connection with the merger the par value of the Company’s preferred stock was decreased to $0.001 per share. This change in the

Company’s state of incorporation was approved by the holders of a majority of the Company’s outstanding shares of Common Stock at the Company’s annual meeting of stockholders on June 18, 2002. There was no impact on the Company’s financial condition or results of operations as a result of the reincorporation. No shares of the Company’s preferred stock have been issued.

                Shares of preferred stock may be issued from time to time, in one or more series, as authorized by the Board. Prior to issuance of shares of each series, the Board will designate for each such series, the preferences, conversion or other rights, voting powers, restrictions, rights to receive dividends or other distributions, rights upon dissolution or upon distribution of assets, qualifications and terms or conditions of redemption, as are permitted by law. No shares of preferred stock are outstanding and the Company has no present plans to issue any shares of preferred stock.

Common Stock

                In connection with the merger with Pre-Merger Lipid, the number of shares of common stock authorized in the Company’s Articles of Incorporation increased to 75,000,000 with no par value, from 50,000,000 with a par value of $0.01 per share. On June 26, 2002, the Company changed its state of incorporation from Arizona to Delaware. The reincorporation was accomplished through a statutory merger of Lipid Sciences, Inc., an Arizona corporation (“Lipid Arizona”), into a newly formed Delaware corporation of the same name (“Lipid Delaware”). As a result of the merger, each outstanding share of Lipid Arizona Common Stock, no par value, was automatically converted into one share of Lipid Delaware Common Stock, par value $0.001. This change in the Company’s state of incorporation was approved by the holders of a majority of the Company’s outstanding shares of Common Stock at the Company’s annual meeting of stockholders on June 18, 2002. There was no impact on the Company’s financial condition or results of operations as a result of the reincorporation.

                As of December 31, 2000, 9,255,807 common shares were issued and outstanding. Of these shares, 3,000,000 were issued at $0.08 per share for cash, and 3,000,000 shares were issued at $0.08 per share for technology rights at the formation of the Company. An additional 3,159,179 shares were issued in May 2000 for cash at a purchase price of $3.50 per share. In March 2001, we issued 882,144 shares for cash at a purchase price of $7.00 per share. These share amounts and per share purchase prices are not adjusted to reflect the exchange ratio.

                On November 29, 2001, we completed our merger with Pre-Merger Lipid. As a result of the merger, the Company was renamed Lipid Sciences, Inc. Pre-Merger Lipid ceased to exist as a separate corporation, and the stockholders of Pre-Merger Lipid became stockholders of the Company. In connection with the merger, Pre-Merger Lipid stockholders received 1.55902 shares of our common stock for each share of Pre-Merger Lipid common stock they held at the time the merger was completed. After the transaction, the Pre-Merger Lipid stockholders owned approximately 75% of the then outstanding common stock of the Company and the NZ stockholders owned the remaining shares of the Company’s common stock. As an additional requirement of the merger, Lipid entered into a stock purchase agreement, with Sun NZ, L.L.C., pursuant to which Sun NZ, agreed to sell 1,505,402 shares of NZ common stock to Lipid at a cash price of $8.00 per share. Lipid purchased the shares from Sun NZ, L.L.C. upon completion of the merger, after which the shares were retired.

                Pursuant to the merger, we notified all stockholders who either did not vote or did not vote in favor of the merger of their option of becoming a holder of “dissenting shares” as defined in Chapter 13 (“Chapter 13”) of the California Corporations Code. We determined that in accordance with Section 1300(a) of Chapter 13, the fair market value of a dissenting share as of the day before the first announcement of the terms of the merger was $7.00. In order to pursue dissenters’ rights and receive cash for each dissenting share, the dissenting stockholder was required to make a written demand for purchase of the shares in cash, and the demand must have been received by the President of the Company within 30 days of the mailing of the notice. If the Company and the dissenting stockholder agreed upon the price of the shares, then the Company was required to pay the stockholder the agreed price for the dissenting shares. The dissenting stockholder was also required to surrender their share certificate in order to receive payment of the price. Pursuant to two such notices from dissenting stockholders, we paid approximately $470,400 to repurchase 67,200 shares of Pre-Merger Lipid common stock, the equivalent of 104,767 shares of our common stock. All repurchased shares were retired.

                In connection with the merger, the Company was obligated to issue additional shares of common stock to those individuals and entities who were stockholders of NZ on the day prior to the completion of the merger and who perfected their stock rights, unless during the 24-month period immediately following the merger, the closing price per share of the Company’s common stock equaled or exceeded $12.00 per share throughout any period of 20 consecutive trading days, in which the aggregate volume of shares traded equaled or exceeded 1,500,000 shares. Each perfected right entitled the holder to receive up to one additional share of the Company’s common stock. NZ stockholders had until April 30, 2002 to become the registered owner of the Company’s common stock and were required to continue to hold their shares in direct registered form through November 29, 2003 to perfect each right and receive an additional share of the Company’s common stock. Transfer of shares before November 29, 2003 would disqualify the right attached to the transferred shares. We issued approximately 356,000 and 3,090,000 shares of the Company’s common stock in 2004 and 2003, respectively, to those individuals and entities who were stockholders of NZ Corporation on the day prior to the completion of the merger and who perfected their rights to receive additional shares of the Company’s common stock.

                As of December 31, 2004, there were 24,912,263 shares of common stock issued and outstanding.

Warrants

                In May 2000, we issued a warrant to purchase 155,902 shares of common stock at $3.21 per share to an existing stockholder as consideration for services provided. We also received cash consideration of $20,000 in exchange for the warrant. The fair value of the immediately exercisable warrant, $216,000 was determined using the Black-Scholes method with the following assumptions: a volatility of 80%, a dividend yield of 0%, a risk-free interest rate of 6%, and a life of 5 years. The fair value of the warrant in excess of the consideration to be received, $196,000, was charged to operations in 2000. In 2004, the warrant was exercised in full and exchanged for 155,902 shares of our common stock.

                We also issued a warrant to purchase 779,510 shares of common stock to SRI at an exercise price of $3.21 per share in connection with a development agreement. On April 14, 2004, SRI exercised 40,000 of their vested warrant shares in exchange for 40,000 shares of our common stock.

                In May 2001 we issued a warrant to purchase 155,902 shares of common stock at $6.41 per share to a non-employee as consideration for services provided. We also received cash consideration of $20,000 in exchange for the warrant. The fair value of the immediately exercisable warrant, $432,000, was determined using the Black-Scholes method with the following assumptions: a volatility of 80%, a dividend yield of 0%, a risk-free interest rate of 6%, and a life of 5 years. The fair value of the warrant in excess of the consideration to be received, $412,000, was charged to additional paid-in capital as a cost of financing in 2001.

                On November 29, 2001, in connection with the merger of NZ and Pre-Merger Lipid, Lipid assumed all of the warrants to acquire shares of Pre-Merger Lipid common stock. All warrants were adjusted to reflect the 1.55902 merger exchange ratio with the number of shares underlying each warrant multiplied by the ratio and the related exercise prices divided by the ratio. All the above disclosures reflect the share and per share amounts on a post merger equivalent basis.

Stock Option Plans

                Prior to the merger, we maintained stock-based compensation plans for our employees, consultants and Directors. The 2000 Stock Option Plan (the “2000 Plan”), adopted by the Board of Directors in May 2000 and approved by stockholders on March 20, 2001, allows for the granting of options for up to 3,118,040 shares of common stock. Stock options granted under the 2000 Plan may be either incentive stock options or nonstatutory stock options. Options may be granted with exercise prices not less than the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. All options granted pursuant to the 2000 Plan are to have a term not greater than 10 years from the date of grant. Options vest as determined by the Board of Directors, generally over four years (but not less than 20% of the total number of shares granted per year).

                In October 1997, the Company’s Board of Directors approved the New Mexico and Arizona Land Company 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan provides that the following types of awards may be granted under the 1997 Plan: stock appreciation rights (“SARs”); incentive stock options (“ISOs”); non-qualified stock options (“NQSOs”); restricted stock awards; unrestricted stock awards; and performance share awards which entitle recipients to acquire shares upon the attainment of specified performance goals. Under the 1997 Plan, awards may be granted with respect to a maximum of 900,000 shares of the Company’s common stock, subject to adjustment in connection with certain events such as a stock split, merger or other recapitalization of the Company. We assumed the 1997 Plan as a result of the merger.

                In November 2001, the Company’s Board of Directors approved the 2001 Performance Equity Plan (the “2001 Plan”). The stockholders approved the Plan on November 29, 2001. The 2001 Plan allows for the granting of options for up to 5,000,000 shares of common stock to employees, officers, consultants, and Directors. The number of shares authorized automatically increases on January 1, in each of the calendar years 2002, 2003, 2004, 2005 and 2006 by an amount equal to 3% of the shares of common stock outstanding on December 31 of the immediately preceding calendar year, if the 2001 Plan is then in effect, but in no event shall any annual increase exceed 500,000 shares of common stock as reflected on the stock ledger of the Company. Stock options granted under the 2001 Plan may be either incentive stock options or nonstatutory stock options. Options may be granted with exercise prices not less than the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. All options granted pursuant to the 2001 Plan are to have a term not greater than 10 years from the date of grant. Options vest as determined by the Board of Directors, generally over four years (but not less than 20% of the total number of shares granted per year).

                At December 31, 2004, options to purchase 5,100,577 common shares remain available for grant under all the plans.

                All options in the 2000 Plan were adjusted to reflect the 1.55902 merger exchange ratio with the number of shares underlying each option multiplied by the ratio and the related exercise prices divided by the ratio. All the above disclosures reflect the share and per share amounts on a post merger equivalent basis. Additionally, all historical stock option information of Pre-Merger Lipid that is provided herein has been similarly restated.

                Activity under the Plans was as follows:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price
Shares authorized	3,118,040	—	$—
Options granted	(2,034,523)	2,034,523	2.47
Balance at December 31, 2000	1,083,517	2,034,523	2.47
Additional shares authorized	5,000,000	—	—
Options granted	(1,127,175)	1,127,175	4.16
Options forfeited	109,257	(109,257)	3.21
Options assumed during merger	271,614	628,386	9.53
Balance at December 31, 2001	5,337,213	3,680,827	4.17
Additional shares authorized	500,000	—	—
Options granted	(1,297,894)	1,297,894	5.34
Options forfeited	105,020	(105,020)	4.66
Balance at December 31, 2002	4,644,339	4,873,701	4.47
Additional shares authorized	500,000	—	—
Options granted	(2,961,000)	2,961,000	1.75
Options exercised	—	(27,500)	0.99
Options forfeited	2,557,877	(2,557,877)	3.27
Balance at December 31, 2003	4,741,216	5,249,324	3.54
Additional shares authorized	500,000	—	—
Options granted	(200,000)	200,000	4.93
Options exercised	—	(100,503)	3.13
Options forfeited	59,361	(59,361)	2.64
Balance at December 31, 2004	5,100,577	5,289,460	$3.61

                At December 31, 2004, 2003, 2002, 2001 and 2000, 3,872,400, 2,738,400, 2,507,772, 1,411,086 and 168,894 options, respectively, were exercisable under the Plans. All options granted in 2004, 2002, 2001 and 2000 were granted with exercise prices equal to the fair value of the Company’s common stock. Of the 2,961,000 options granted in 2003, 585,000 options were granted with exercise prices above the fair value of the Company’s common stock, with the remaining options granted with exercise prices equal to the fair value of the Company’s common stock. The weighted-average fair value of options, as determined using the Black-Scholes option valuation model, granted for the periods ended December 31, 2004, 2003, 2002, 2001 and 2000, was $3.49, $0.66, $3.76, $2.79 and $1.66, respectively. The weighted-average exercise price of options that are exercisable for the periods ended December 31, 2004, 2003, 2002, 2001 and 2000, was $4.22, $4.84, $5.02, $5.78 and $7.63, respectively.

                The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life (In Years)	Weighted- Average Exercise Price	Number of Shares Exercisable	Weighted- Average Exercise Price
$0.89 - $3.21	2,716,106	7.46	$1.64	1,607,316	$1.90
3.50 -5.13	1,633,059	6.96	4.07	1,348,775	4.02
6.00 -9.67	648,695	5.79	7.03	624,709	7.07
10.46 - 13.11	291,600	4.51	11.76	291,600	11.76
$0.89 - $13.11	5,289,460	6.94	$3.61	3,872,400	$4.22

                In conjunction with the merger, 90,000 options of the 628,386 NZ options assumed as a result of the merger became fully vested pursuant to existing change of control agreements at the close of the merger on November 29, 2001. This acceleration of vesting was provided in the terms of the original NZ grants.

                During 2001 and 2000, we granted options to purchase an aggregate of 124,723 and 740,537 shares of common stock, respectively, outside of the 2000 Stock Option Plan.

                In May 2000, we granted an option to purchase 155,902 shares of common stock outside the Plan to a member of our Board of Directors. The option carries an exercise price of $2.25 per share, and has a remaining contractual life of approximately 5.40 years at December 31, 2004. The option vested one-third immediately, with the remaining two-thirds vesting in two equal annual installments on the next two anniversaries of the date of grant.

                In June 2001, we granted an option to purchase 7,796 shares of common stock outside the Plan for services rendered in a private placement transaction. The option carries an exercise price of $3.21 per share, and has a remaining contractual life of approximately 0.77 years at December 31, 2004. The option vested immediately as of the date of grant.

                In 2000 and 2001, we granted options to purchase 701,562 shares of common stock to members of our Scientific Advisory Board. Each option granted vests 20% immediately, with the remaining 80% vesting in equal annual installments on the next three anniversaries of the date of grant. These options were issued at a weighted-average exercise price of $3.21 and $2.44 per share during 2001 and 2000, respectively, and had a life of five years. In June 2004, the expiration date of our Scientific Advisory Board members’ option agreements were extended to ten years in an effort to more closely align the expiration date with the terms and scope of their work.

                We recorded compensation income of approximately $168,000 in 2002, and compensation expense of approximately $2,936,000 and $567,000 with respect to the options granted to members of our Scientific Advisory Board in 2001 and 2000, respectively. In 2004 we recorded an additional $855,000 of compensation expense related to the expiration date extension of our Scientific Advisory Board members’ option agreements. We also recorded $1,000 and $9,000 of compensation expense in 2003 and 2002, respectively, related to incentive stock options granted to Dr. Radlick, our former CEO, which continued to vest through February 2003, and an additional $758,000 and $352,000 of compensation expense in 2004 and 2003, respectively, related to non-qualified options granted to consultants and members of our Viral Advisory Board.

                Compensation charges were based on the Black-Scholes method with the following assumptions:

	2004	2003	2002
Risk free interest rate	3.14%	2.88%	3.74%
Expected life (in years)	3.52	3.43	2.89
Expected volatility	87.1%	83.0%	80.0%
Expected dividend yield	—	—	—

Pro Forma Disclosure of the Effect of Stock-Based Compensation

                Pro forma information regarding the results of operations is required by SFAS No. 123, which requires that the information be determined as if the Company had accounted for its employee stock options using the fair value method of SFAS No. 123. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model. The fair values of the options granted were estimated on the dates of their grant using the Black-Scholes option valuation model based on the following assumptions:

	2004	2003	2002
Risk free interest rate	2.80%	2.54%	4.71%
Expected life (in years)	5.0	4.2	5.0
Expected volatility	87.5%	84.2%	80.0%
Expected dividend yield	—	—	—

                The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                The most commonly accepted option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTE 10: DISCONTINUED OPERATIONS

                As a result of the merger between Pre-Merger Lipid and NZ on November 29, 2001, certain real estate assets, including commercial real estate loans were acquired. As part of the merger, we announced our intent to conduct an orderly disposition of those assets to fund the ongoing operations of Lipid Sciences’ biotechnology business. On March 22, 2002, we formalized a plan to discontinue the operations of our real estate business, including commercial real estate loans. All of those assets were included in the Real Estate segment. The plan identified the major assets to be disposed of, the method of disposal, and the period required for completion of the disposal. As a result, we have reclassified the results of operations and the assets and liabilities of the discontinued operations for all periods presented. The carrying amounts of the major classes of assets and liabilities included as part of the disposal group as of December 31, 2004 and 2003 are as follows:

(In thousands)	2004	2003
Current assets	$2	$13
Royalty credits	1,165	—
Property	—	5,384
Commercial real estate loans	—	1,285
Notes and receivables	—	113
Total assets held for sale	1,167	6,795
Current liabilities	—	269
Total liabilities held for disposal	—	269
Net assets held for disposal	$1,167	$6,526

                Income from discontinued operations reflected in the accompanying statements of operations is comprised of the following:

(In thousands)	2004	2003	2002
Revenues	$177	$1,195	$4,764
Gain on exchange of mineral rights for royalty credits	1,165	—	—
Gain on disposal of assets	87	6	1,412
Operating expenses of discontinued operations	(363)	(1,908)	(5,892)
Net income/(loss) from discontinued operations before taxes	$1,066	$(707)	$284

                In October 2004, the United States Department of the Interior, Minerals Management Service, issued the Company royalty credits in exchange for our remaining mineral rights in New Mexico. Royalty credits are used by the United States Department of the Interior for payment of royalties due under oil and gas leases located on the outer continental shelf. Based on a valuation performed at the time of the merger with NZ, zero value was recorded for these mineral rights and therefore prior to the exchange they had no carrying value. As a result of this exchange the Company recognized a gain of $1,165,000 representing the estimated fair value of the royalty credits less the costs to sell the credits. As of December 31, 2004 the fair value of the credits was recorded in assets held for sale. In February 2005, the Company sold the royalty rights and received cash of $1,165,000.

                During the three months ended March 31, 2003, the Company reclassified the remaining assets of a component of the real estate business from discontinued operations to assets held for use. These assets consisted of certain notes receivable secured by real estate, which the Company obtained as a result of providing seller-financing of prior real estate sales. As a result, notes receivable with a carrying value of $6,569,000 at December 31, 2002 were reclassified from current assets of discontinued operations to notes receivable. The results of operations of this component, previously reported in discontinued operations through December 31, 2002, were also reclassified and included in interest and other income for all periods presented. Income of $689,000 and $747,000 for the twelve months ended December 31, 2002 and the period from Inception (May 21, 1999) to December 31, 2002, respectively, have been reclassified to interest and other income. All related income tax expenses/benefits and accrued interest have been reclassified accordingly. Of the notes receivable reclassified to assets held for use, one note was prepaid in its entirety in June 2003 and the remaining two notes were prepaid at a discount in May 2004. These payoffs reduced the carrying value of the reclassified assets to zero at December 31, 2004.

NOTE 11: INCOME TAXES

                Income tax benefit/(expense) is comprised of the following:

(In thousands) For the years ended December 31,	2004	2003	2002
Current:
Federal	$—	$—	$(8)
State	2	(2)	(13)
Foreign	—	(65)	(23)
Total current tax benefit/(expense)	2	(67)	(44)
Deferred:	—
Federal	—	—	4,642
State	—	—	1,119
Total income tax benefit/(expense)	$2	$(67)	$5,717

                The reconciliation of the computed statutory income tax benefit to the effective income tax benefit/(expense) follows:

(In thousands) For the years ended December 31,	2004	2003	2002
Statutory federal income tax expense	$3,590	$3,726	$7,111
State income taxes, net of federal benefit	—	(2)	729
Valuation Allowance	(4,004)	(4,089)	(3,694)
Research Tax Credit	304	207	644
Other	112	91	927
Total income tax benefit/(expense)	$2	$(67)	$5,717

                Deferred income taxes are recorded based upon differences between the financial statements and tax bases of assets and liabilities and available tax credit carryforwards. Temporary differences and carryforwards that comprised deferred income tax assets and liabilities were as follows:

(In thousands)	2004	2003
Current deferred tax assets and liabilities:
Accruals and deferred compensation	$111	$64
Basis difference in assets	—	268
Commercial real estate loans/deferred revenue	—	193
Capitalized acquisition costs	418	578
Other	(99)	217
Valuation allowance	(430)	(1,320)
Total current deferred tax assets	$—	$—

(In thousands)	2004	2003
Noncurrent deferred tax assets and liabilities:
Net operating losses	$13,370	$9,614
Stock options	1,359	1,671
Basis difference in assets	577	64
Research and development credits	2,732	2,325
Other	7	7
Valuation allowance	(18,045)	(13,681)
Total non current deferred tax assets	$—	$—

                A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company established a valuation allowance at December 31, 2004 and 2003 due to the uncertainty of realizing future tax benefits from certain of the company’s net operating loss (“NOL”) carryforwards and credits.

                Under Internal Revenue Code (“IRC”) Section 384, if a corporation acquires control of another corporation or acquires the assets of a corporation in a merger and either corporation is a “gain” corporation, post-merger taxable income attributable to net built-in gains cannot be offset by pre-acquisition losses except those losses originated by the company with the net built-in gain.

                In addition, IRC Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the NOL carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

                At December 31, 2004, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $37,000,000 and $14,000,000 respectively. These carryforwards begin to expire in 2020 and 2012 for federal and state purposes, respectively. The Company also has available federal and California research and development tax credit carryforwards of approximately $1,700,000 and $1,600,000, respectively. These carryforwards begin to expire in 2020 for federal tax purposes.

NOTE 12: UNAUDITED QUARTERLY FINANCIAL INFORMATION

                Certain unaudited quarterly financial information for the years ended December 31, 2004 and 2003 is presented below:

(In thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004
Revenue	$—	$—	$—	$32
Loss from operations	$(2,894)	$(3,509)	$(3,189)	$(2,416)
Net loss	$(2,644)	$(3,562)	$(3,223)	$(1,147)
Basic and diluted net loss per share	$(0.11)	$(0.14)	$(0.13)	$(0.05)
2003
Revenue	$—	$—	$—	$—
Loss from operations	$(3,865)	$(2,634)	$(2,340)	$(2,428)
Net loss	$(3,588)	$(2,032)	$(2,873)	$(2,534)
Basic and diluted net loss per share	$(0.17)	$(0.10)	$(0.14)	$(0.11)

NOTE 13: SEGMENTS

                As a result of the merger between Pre-Merger Lipid and NZ, the Company was previously organized into two segments, Biotechnology and Real Estate. The Biotechnology segment is primarily engaged in the research and development of products and processes focused on treating major medical indications in which lipids, or fat components, play a key role. The Real Estate segment consisted of the business of NZ prior to the merger. As part of the merger, we announced our intent to conduct an orderly disposition of the real estate assets, including commercial real estate loans, acquired to fund the ongoing operations of Lipid Sciences. On March 22, 2002, we approved a plan to dispose of the Real Estate segment and focus on Biotechnology in the future (see Note 10 of the Consolidated Financial Statements). As a result, we operate in only the Biotechnology segment.

SCHEDULE IV—MORTGAGE LOANS ON REAL ESTATE

December 31, 2004

(In thousands)

Description	Interest rate	Final maturity date	Periodic payment terms	Face amount of mortgages	Carrying amount of mortgages	Principal amount of loans subject to delinquent principal or interest
None				$—	$—	$—
				$—	$—	$—

(A)  Schedule IV—Mortgage Loans on Real Estate

Years ended December 31, (in thousands)	2004	2003	2002
Balance at beginning of period	$6,910	$8,838	$28,381
Additions during period:
New mortgage loans acquired through merger	—	—	—
New mortgage loans	—	—	3,156
Deduction during period:
Collections of principal, net of gains and losses recognized on the payoff of mortgage loans	(6,910)	(1,928)	(22,699)
Balance at close of year	$—	$6,910	$8,838